EXHIBIT 22.0

List of Guarantor Subsidiaries of Alexandria Real Estate Equities, Inc.

The following subsidiary was, as of June 30, 2020, a guarantor of the registrant's 3.90% Senior Notes due 2023, 4.000% Senior Notes due 2024, 3.45% Senior Notes due 2025, 4.30% Senior Notes due 2026, 3.800% Senior Notes due 2026, 3.95% Senior Notes due 2027, 3.95% Senior Notes due 2028, 4.500% Senior Notes due 2029, 2.750% Senior Notes due 2029, 4.700% Senior Notes due 2030, 4.900% Senior Notes due 2030, 3.375% Senior Notes due 2031, 4.850% Senior Notes due 2049, and 4.000% Senior Notes due 2050.

Name of Subsidiary	Jurisdiction of Organization
Alexandria Real Estate Equities, L.P.	Delaware